[Press Release, dated March 7, 2000, stating:

Ahold President & CEO, Cees van der Hoeven at Annual Press Conference

2000:



'From food retailer to food provider'

Excellent 1999 results; major US acquisition



Zaandam, The Netherlands, March 7, 2000 - Royal Ahold, the international food provider, today announced its 1999 results and the planned acquisition of America's second largest food distributor, U.S. Foodservice.

Addressing the media at the company's annual press conference in Zaandam, President & CEO, Cees van der Hoeven, confirmed Ahold is developing into a leading global food provider and the company anticipated net earnings in future years will be significantly higher than in 1999 coupled with further strong autonomous growth.

Van der Hoeven said 1999 proved an outstanding year. Net earnings of EUR 752.1 million grew at a brisk 37%, whilst earnings per share were higher by 25%. Ahold's total sales of EUR 33.6 billion were up 27% of which autonomous growth was a strong 7%.

Strategy in check
Confident about the strength of the company's future autonomous growth, Van der Hoeven said Ahold will continue to acquire or joint venture with best of class, significant and superior businesses. He stated there are ample investment opportunities in the existing chain, 'and Ahold sees major contributions to growth and results through its joint venture with the ICA Group, further expected enlargement of its joint venture with Jeronimo Martins and of course, today's announcement, the acquisition of U.S. Foodservice.'

Broadening horizons
Van der Hoeven was particularly excited about the addition of U.S. Foodservice. He stated that the acquisition allows Ahold to expand its horizon from food retailer to the world's best and most successful food provider; 'Adding closely related new channels of trade such as food service, e-commerce and financial and other services, will significantly advance shareholder value. Consumers are choosing to eat away from home more often and this acquisition allows Ahold to gain a greater share of stomach in this fast-growing market,' he said.

Synergies abound
At the press conference the beneficial links between food service and food retail were detailed. Ahold intends to exploit these to the maximum. 'Synergies and cost savings from the U.S. Foodservice transaction are expected to amount to a minimum of USD 75 million by 2001. For U.S. Foodservice, the synergies lie in lower cost purchases, systems improvements and distribution efficiencies. In addition, the link of foodservice to e-commerce is promising as U.S. Foodservice has a very well-developed business-to-business program.'

E-commerce
Van der Hoeven reiterated Ahold's commitment to roll out its e-commerce and internet shopping on a global basis and its intention to invest considerably in these areas in future years. 'In 2000, the company expects to sell between Euro 200-250 million worth of goods and services through the net, whilst we see this amount doubling each year in 2001 and 2002.' Van der Hoeven said Ahold has a flying start in this area due to its strong household brands, thorough knowledge and experience in home shopping and advanced delivery systems.

This press release contains certain statements that are neither reported financial results nor other historical information. These statements are forward-looking statements within the meaning of the safe-harbor provisions of the U.S. federal securities laws. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward looking statements. Many of these risks and uncertainties relate to factors that are beyond Ahold's ability to control or estimate precisely, such as future market and economic conditions, the behavior of other market participants, the ability to successfully integrate acquired businesses and achieve anticipate synergies and the actions of government regulators. These and other risk factors are detailed in Ahold's publicly filed reports. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Ahold does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of these materials.

U.S. Foodservice stockholders are advised to read the tender offer statement regarding the acquisition of U.S. Foodservice referenced in this press release, which will be filed by Ahold Acquisition Inc. and Koninklijke Ahold N.V. with the U.S. Securities and Exchange Commission and the related solicitation/recommendation statement which will be filed by U.S. Foodservice with the Commission. The tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the solicitation/recommendation statement will contain important information which should be read carefully before any decision is made with respect to the offer. These documents will be made available to all stockholders of U.S. Foodservice, at no expense to them, by contacting information agent, Morrow & Co., Inc. Stockholders please call US 800 566 9061. These documents also will be available at no charge at the SEC's website at www.sec.gov.]